EXHIBIT 10.14

AMENDED AND RESTATED AGREEMENT

This Amended and Restated Agreement (“Agreement”), is made as of November 21, 2003, by and between LESLIE’S POOLMART, INC., a Delaware corporation (“LPM”), and DONALD J. ANDERSON (“Mr. Anderson”).

Recitals

A. LPM and Mr. Anderson are parties to that certain Agreement dated as of May 1, 2000 (the “Original Agreement”), pursuant to which LPM employed Mr. Anderson as the Executive Vice President and Chief Financial Officer of LPM.

B. LPM and Mr. Anderson wish continue that employment relationship and to memorialize certain understandings between the parties in regards to Mr. Anderson’s continuing employment.

C. This Agreement amends and restates the Original Agreement in its entirety.

A G R E E M E N T

Accordingly, the parties agree as follows:

1. Compensation.

(a) Salary. Mr. Anderson’s annual salary shall be $300,000.00, less normal withholdings, payable in accordance with LPM’s usual and standard payroll practices.

(b) Bonus. Mr. Anderson shall participate in LPM’s bonus plan applicable to top executives, with a target bonus for each year of not less than 50% of his base salary in effect at the end of such year. The bonus shall be paid promptly upon completion of LPM’s year-end audit for such year.

(c) Cash Allowances. LPM shall pay Mr. Anderson an annual cash allowance for expenses that relate to his employment but which might be considered partially or wholly personal in nature. The allowance shall be $15,000, increased annually by 5%, plus the amount necessary to gross Mr. Anderson up for any and all tax liabilities incurred by Mr. Anderson as result of the allowance (so that Mr. Anderson receives, in the first year for example, $15,000 after payment of applicable taxes). In addition, LPM shall pay all expenses relating to Mr. Anderson’s reasonable out-of-pocket legal and accounting expenses incurred in connection with the preparation and negotiation of this Agreement, also grossed up for any taxes that may apply.

2. Exclusivity of Employment. During the term of Mr. Anderson’s employment with LPM, Mr. Anderson will devote himself full-time to the interests of LPM and shall not, at any time or place, either directly or indirectly, engage in any business enterprise which would interfere with the performance of Mr. Anderson’s duties as the Executive Vice President and Chief Financial Officer of LPM.

3. [INTENTIONALLY OMITTED]

4. Fringe Benefits. Mr. Anderson shall receive fringe benefits such as four (4) weeks of vacation each year (accruing pursuant to LPM’s company policy), personal and sick leave, disability, medical and life insurance and other benefits consistent with the then-current policies of LPM and equal to those benefits extended to the senior executives of LPM.

5. Severance. If Mr. Anderson’s employment is terminated for any reason other than Mr. Anderson’s death, disability, Just Cause (as defined below) or pursuant to LPM’s retirement policy, LPM shall pay him a lump-sum cash amount equal to 200% of the sum of (i) his base salary in effect at the time of termination, (ii) the greater of his target bonus for such year and the average of his bonuses for the prior two years, (iii) an amount equal to the monthly premium payable by Mr. Anderson for health and medical-care insurance coverage of Mr. Anderson and his dependents for coverage period required under COBRA and (iv) an amount equal to the monthly premium payable by Mr. Anderson for health and medical-care insurance coverage of Mr. Anderson and his dependents for coverage period after the expiration of COBRA period multiplied by 6, provided, however, that the amount of such premium will be capped at 150% of the premium that was payable under COBRA. Such payment shall be made at the time Mr. Anderson’s employment terminates or at such later time as the amount of such payment becomes reasonably determinable.

For the purpose of this section, a termination for “Just Cause” shall mean a termination of employment for any of the following reasons:

(i) Mr. Anderson’s conviction of a felony, without the right of further appeal, which has an adverse impact on LPM or which involves the material misappropriation of LPM’s assets;

(ii) an intentional or grossly negligent violation by Mr. Anderson of any reasonable policy of the Board of Directors of LPM that results in material damage to LPM and which, if curable, after notice to do so, Mr. Anderson fails to correct within a reasonable time; or

(iii) the performance of services by Mr. Anderson for any other company, entity, or person which directly competes with LPM during the time Mr. Anderson is employed by LPM, without the written approval of the Board of Directors of LPM.

Further, Mr. Anderson shall be entitled to all of the severance set forth in this Section 5 if Mr. Anderson terminates his employment with LPM for “Good Reason.” Mr. Anderson shall be entitled to terminate his employment for “Good Reason” only upon:

(i) written notice of such termination to LPM, effective within 30 days after being notified that Mr. Anderson is required by LPM to relocate from his existing home due to the relocation of the corporate office; or

(ii) written notice of such termination to LPM, provided such notice is given no later than 15 days from the earlier of (1) the date of execution of a definitive agreement for or the consummation of a Change of Control (provided that the termination will only be effective upon consummation of the Change of Control) and (2) the consummation of a Change of Control. “Change of Control” shall mean, a sale by the Green Equity Investors II, L.P. of a majority of the voting securities of LPM or by LPM of substantially all of its business or assets, or the consolidation or merger of LPM with another entity (other than a consolidation or merger in which a majority of the stockholders of LPM comprises a majority of the holders of voting securities of the surviving entity or the entity that controls such entity).

6. Death or Disability. For purposes of this Agreement, Mr. Anderson will be considered “disabled” when Mr. Anderson is unable to perform the essential functions of Mr. Anderson’s job, with or without reasonable accommodation, for a period of 12 workweeks or more in a rolling 12-month period. Mr. Anderson acknowledges that, given his position, it would be unreasonable and/or an undue hardship for LPM to be without an individual able to perform the essential functions of Mr. Anderson’s position for any longer period of time. If Mr. Anderson’s employment is terminated as a result of disability or in the case of death, Mr. Anderson or his estate shall be entitled to receive (i) any unpaid base salary that had been earned or would have been earned through the end of the month of termination; (ii) 18 months of Mr. Anderson’s base salary paid in installments in accordance with LPM’s normal payroll procedures; and (iii) a pro-rata portion of the bonus to which he would otherwise have been entitled for the year, based on the number of months in the year of termination during which he was employed, to be paid at such time bonuses are paid to other executives; (iv) a pro-rata portion of his cash allowance for the year; (v) any reimbursements to which he is entitled; (vi) compensation for accrued but unused vacation; (vii) continuation of health insurance coverage for Mr. Anderson’s dependents at LPM’s expense for 18 months under COBRA; and (viii) any other amounts or benefits due after the termination of employment under the terms of other agreements, awards, plans’ arrangements, policies or programs.

7. Dispute Resolution. This Agreement shall be governed and construed in accordance with the laws of the state of Mr. Anderson’s principal place of employment. Mr. Anderson and LPM agree that any and all disputes, controversies or claims of any nature between them including, without limitation, any disputes arising out of or concerning this Agreement, Mr. Anderson’s employment or his termination shall be determined exclusively by final and binding arbitration before a single arbitrator located in the same county as Mr. Anderson’s principal place of employment, administered by the American Arbitration Association (“AAA”) under the National Rules For Resolution Of Employment Disputes of the AAA, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. This includes any claims Mr. Anderson may have against LPM or against LPM’s officers, directors, employees or agents in their capacity as such or otherwise. The arbitrator shall be a former jurist or an attorney with substantial experience in employment matters and mutually agreed to by the parties in their reasonable discretion. This agreement to arbitrate does not include claims covered by unemployment insurance and workers’ compensation statutes.

The arbitrator’s authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with law to the same extent as if such dispute were determined as to liability and remedy by a court without a jury. The arbitrator shall render an award which shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. MR. ANDERSON AND LPM EXPRESSLY WAIVE ALL RIGHTS TO A JURY TRIAL IN COURT ON ALL STATUTORY OR OTHER CLAIMS.

8. Golden Parachute Tax Gross-up

(a) Application of Gross-up. All payments and benefits provided to Mr. Anderson by LPM are intended to be reasonable compensation for services by Mr. Anderson, and LPM intends that Mr. Anderson receive the full economic benefit of such payments and benefits. In the event that it is determined that any payment or benefit provided by LPM to or for the benefit of Mr. Anderson, either under this Agreement or otherwise, and regardless of under what plan or arrangement it was made, will be subject to the excise tax imposed by section 4999 of the Code or any successor provision (“section 4999”), LPM will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the “gross-up payment”) to Mr. Anderson. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make Mr. Anderson whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of section 4999.

(b) Determinations. Determinations under this Section will Section will be made by LPM’s tax accountants unless Mr. Anderson has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by Mr. Anderson after consultation with LPM mutually acceptable to both parties (the firm making the determinations to be referred to as the “Firm”). The determinations of the Firm will be binding upon LPM and Mr. Anderson except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. LPM will pay all fees and expenses of the Firm.

(c) Controversy with IRS. If the Internal Revenue Service asserts a claim that, if successful, would require LPM to make a gross-up payment or an additional gross-up payment, LPM and Mr. Anderson will cooperate fully in resolving the controversy with the Internal Revenue Service. LPM will make or advance such gross-up payments as are necessary to prevent Mr. Anderson from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether Mr. Anderson must return any advances must be returned by Mr. Anderson to LPM. LPM will bear all expenses of the controversy and will gross Mr. Anderson up for any additional taxes that may be imposed upon Mr. Anderson as a result of its payment of such expenses.

(d) Cooperation with LPM. Mr. Anderson shall notify LPM promptly (in any event no less than 10 days following receipt thereof) and in writing of any proposed or final claim by the Internal Revenue Service that, if successful, would require the payment by LPM of any amount under this Section 8. Mr. Anderson shall not pay such claim prior to the expiration of the thirty (30) calendar day period following the date on which Mr. Anderson gives such notice to LPM (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If LPM notifies Mr. Anderson in writing prior to the expiration of such period that LPM desires to contest such claim (or if Mr. Anderson pays the related taxes within such shorter period and LPM requests, within such thirty (30)-day period, that Mr. Anderson claim a refund of some or all of such taxes), then Mr. Anderson shall:

(i) give LPM any information reasonably requested by LPM relating to such claim,

(ii) take such action in connection with contesting such claim or claiming such refund as LPM shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by LPM,

(iii) cooperate with LPM in good faith in order effectively to contest such claim or pursue such refund, and

(iv) permit LPM to participate in any proceedings relating to such claim;

provided, however, that LPM shall bear and pay directly all costs and expenses incurred in connection with such contest or refund claim (including, but only to the extent reasonably incurred, out-of-pocket costs and expenses incurred by Mr. Anderson), and shall indemnify and hold Mr. Anderson harmless, on an after-tax basis, for any excise tax or income tax imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection 8(d), LPM shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Mr. Anderson to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Mr. Anderson agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as LPM shall determine. If the advancement described below is permitted under applicable law, LPM may direct Mr. Anderson to pay such claim and sue for a refund, and shall advance the amount of such payment to Mr. Anderson, on an interest-free basis, and shall indemnify and hold Mr. Anderson harmless, on an after-tax basis, from any excise tax or income tax imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Mr. Anderson with respect to which such contested amount is claimed to be due (other than any such extension arising by operation of law) is limited solely to such contested amount or issues. Furthermore,

LPM’s control of the contest shall be limited to issues with respect to which the payment under this Section 8 would be payable hereunder, and Mr. Anderson shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by Mr. Anderson of a payment under this Section 8 or an amount advanced by LPM pursuant to subsection 8(d), Mr. Anderson becomes entitled to receive any refund with respect to the excise tax to which such payment relates or with respect to such claim, Mr. Anderson shall promptly pay to LPM the amount of such refund (together with any interest paid or credited thereon after Taxes applicable thereto), less any taxes required to be paid by Mr. Anderson with respect to the receipt thereof. If, after the receipt by Mr. Anderson of an amount advanced by LPM pursuant to this Section 8 a determination is made that Mr. Anderson shall not be entitled to any refund with respect to such claim and LPM does not notify Mr. Anderson in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after LPM’s receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be offset, to the extent thereof, against the amount of payment required to be paid. LPM may request that Mr. Anderson pursue a refund of any payment under this Section 8, and in such case the provisions of subsection 8(d) and this subsection 8(e) shall govern the pursuit of such refund.

(f) Notwithstanding any other provision of this Section 8, LPM may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Mr. Anderson, all or any portion of any payment and Mr. Anderson hereby consents to such withholding.

(g) LPM’s obligations under this Section 8 will survive the termination of the Employment Period and any termination of this Agreement. Mr. Anderson shall cooperate as reasonably requested by LPM in order to reduce the amount of any payments or benefits to Mr. Anderson that would be subject to the tax imposed by section 4999.

9. Confidentiality and Non-Solicitation. Mr. Anderson recognizes that Mr. Anderson will have access to trade secrets and proprietary information of LPM, and he recognizes that should such information be revealed to a competitor, LPM would be materially damaged in an amount difficult to calculate. During the term of his employment and thereafter, Mr. Anderson promises not to disclose or use or induce or assist in the disclosure or use any trade secrets and proprietary information of LPM, except during the term of employment he may disclose such secrets and information solely for the benefit of LPM. Mr. Anderson promises that, during the term of his employment and for one (1) year after termination of his employment with LPM, regardless of the reason for such termination, he shall not, directly or indirectly, on his behalf or the behalf of any other person or entity, solicit any customers of LPM to cease to do business or to reduce the amount of business with LPM or to do business with another company that is a competitor of LPM or solicit any person who is an employee of LPM to terminate such employment.

10. Entire Agreement/Modifications. This Agreement constitutes the entire agreement of the parties with respect to Mr. Anderson’s employment with LPM. It supersedes any prior agreement, statement or representation. It may be modified only by written instrument executed by the party against which the modification is asserted. Failure to require performance of any provision shall not affect the right at a later time to enforce the same. No waiver by either party of a breach, whether by conduct or otherwise, shall be construed as a further or continuing waiver of any such breach. Termination of Mr. Anderson’s employment at any time will not terminate those provisions of this Agreement imposing obligations that, by character or design must be performed after such termination of the employment.

11. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Expiration of Agreement. Unless renewed or extended by mutual written agreement of the parties hereto, this Agreement will automatically expire on the fifth anniversary of the date hereof. If LPM’s employment of Mr. Anderson is terminated prior to the expiration of this agreement, those provisions of this Agreement imposing obligations that by character or design must continue to be performed after the fifth anniversary of this Agreement shall survive the expiration of this Agreement.

13. Withholding. All amounts or benefits payable hereunder shall be subject to applicable tax withholding, and the withholding of any such amounts shall be treated as payment thereof to Mr. Anderson for purposes of determining whether all amounts required hereunder to be paid have been paid. Withholding of tax from any non-cash amounts or benefits that are subject to withholding may be made from cash amounts otherwise payable to Mr. Anderson.

[signature page follows]

The parties hereto have executed this Agreement as of this 21st day of November 2003.

LESLIE’S POOLMART, INC.		DONALD J. ANDERSON

/s/ LAWRENCE H. HAYWARD		/s/ DONALD J. ANDERSON

Name: Title:	Lawrence H. Hayward President and CEO